EXHIBIT 10.30

THE KEYCORP

SECOND DEFERRED SAVINGS PLAN

Effective as of January 1, 2019

KEYCORP

SECOND DEFERRED SAVINGS PLAN

ARTICLE I - PURPOSE; EFFECTIVE DATE

1.1.
Purpose. The purpose of this Second Deferred Savings Plan (hereinafter, the "Plan”) is to permit a select group of management or highly compensated employees of KeyCorp (and its selected subsidiaries and/or affiliates) to defer the receipt of income which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of income, will assist in retaining and attracting individuals of exceptional ability. It is the intention of KeyCorp and it is the understanding of those employees covered under the Plan, that the Plan constitutes a nonqualified plan of deferred compensation for a select group of KeyCorp employees, and as such, it is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is also the understanding of employees covered under the Plan that the Plan is subject to the requirements of Section 409A of the Code, and that the Plan will be administered in accordance with the requirements of Section 409A.

1.2.
Effective Date. It is the intent that all of the amounts deferred and benefits provided under this Plan will be subject to the terms of Section 409A of the Code, and that this Plan shall be effective as of January 1, 2019 with respect to compensation earned on or after such date.

1.3.
Plan Type. For purposes of §409A, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code; and the portion of the amounts deferred as matching or employer contributions and benefits attributable thereto, shall be considered a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), or as otherwise provided by the Code.

ARTICLE II - DEFINITIONS

For the purpose of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1.
Account(s). "Account(s)" means the account or accounts maintained on the books of the Corporation used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets. Account(s) shall be deemed to exist from the time amounts are first credited to such Account(s) until such time that the entire Account Balance has been distributed in accordance with this Plan. The Accounts available for each Participant shall be identified as:

a)
Termination Account; each Participant may maintain up to -----two (2) Termination Accounts (designated as Termination #1 and #2) for each of which the Participant may select a different form of payment as provided under Article 5, below and,

b)
In-Service Account; each Participant may maintain up to -two (2) In-Service Accounts (designated as In-Service #1 and #2) for each of which the Participant may select a different time and/or form of payments as provided under Article 5, below.

2.2.	Beneficiary. "Beneficiary" means the person, persons or entity as designated by the Participant, entitled under Article VI to receive any Plan benefits payable after the Participant's death.

2.3.	Board. "Board" means the Board of Directors of the Corporation, the Board’s Compensation &

Organization Committee, any other committee designated by the Board or subcommittee designated by the Board’s Compensation & Organization Committee.

2.4.
Change of Control. A "Change of Control" means a Change of Control as defined under the KeyCorp 2013 Equity Compensation Plan, or any successor equity compensation plan of the Corporation, as either may be amended from time to time and as in effect on the relevant date.

2.5.
Code. "Code" means the Internal Revenue Code of 1986, as may be amended from time to time. Any reference in this Plan to “applicable guidance”, “further guidance” or other similar term shall include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to or in connection with Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

2.6.	Committee. "Committee" means the Corporation’s Compensation and Benefits Oversight Committee, or any successor committee thereto.

2.7.
Compensation. "Compensation" means (i) the base salary payable to, (ii) annual Bonus earned by, and (iii) other bonus or incentive compensation (including commissions) earned by a Participant with respect to employment services performed for the Corporation by the Participant and considered to be "wages" for purposes of federal income tax withholding. For purposes of this Plan only, Compensation shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Corporation's tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Code, or pursuant to this Plan or any other non-qualified plan which permits the voluntary deferral of compensation. The Plan Administrator shall determine which compensation is included within this definition of Compensation, and such determination by the Plan Administrator is final and binding unless arbitrary or capricious. Notwithstanding the foregoing, however, the following compensation shall specifically not be included:

a)
any amount attributable to the Participant's receipt of stock appreciation rights, restricted stock awards, and stock units, and the amount of any gain to the Participant upon the exercise of a stock option;

b)	any amount attributable to the Participant 's receipt of non-cash remuneration which is included in the Participant 's income for federal income tax purposes;

c)	any amount attributable to the Participant's receipt of moving expenses and any relocation bonus paid to the Participant during the Plan Year;

d)	any amount attributable to any severance paid by an Employer or the Corporation to the Participant;

e)	any amount attributable to fringe benefits (cash and non-cash), regardless of whether any or all such items are includible in such Participant's gross income for federal tax purposes;

f)	any amount attributable to any bonus or payment made as an inducement for the Participant to accept employment with an Employer;

g)	any amount attributable to compensation of any type including bonus or incentive compensation payments paid on or after the Participant 's Severance From Service Date; and,

h)	any amounts attributable to deferred cash award payments to the Participant.

2.8.
Corporation. "Corporation" means KeyCorp, an Ohio corporation, or any successor to the business thereof. Unless specifically indicated otherwise, “Corporation” also refers to the Participant’s Employer, as appropriate.

2.9.
Deferral Commitment. "Deferral Commitment" means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III, and as permitted by the Plan Administrator in its sole discretion. The Deferral Commitment shall apply to each payment of Compensation payable to a Participant, and the Plan Administrator is empowered to administratively group the various types of Compensation together for purposes of effecting the election to defer. By way of example: the Plan Administrator may apply the election to defer “salary” to salary, commissions, and any other regularly occurring form of compensation; or the Plan Administrator may apply the election to defer “bonus” to annual bonuses, short-term bonus, long term bonus arrangements and other forms of incentive based compensation, except that Annual Bonus and other incentive compensation may be distinguished to permit separate election to defer. The Deferral Commitment shall specify the Account or Accounts to which the Compensation deferred shall be credited. Such designation shall be made in the form of a whole percentage. Any Deferral Commitment shall be made in a form and at a time deemed acceptable to the Plan Administrator.

2.10.
Deferral Period.    "Deferral Period" means each calendar year that a Participant is eligible to participate in the Plan, except that if a Participant first becomes eligible after the beginning of a calendar year, the initial Deferral Period shall be the date the Participant first becomes eligible to participate in this Plan through and including December 31st of that calendar year.

2.11.	Determination Date. "Determination Date" means each calendar day.

2.12.	Discretionary Contribution. "Discretionary Contribution" means the Corporation contribution credited to a Participant's Account(s) under Section 4.5, below.

2.13.
Distribution Election. "Distribution Election" means the form prescribed by the Plan Administrator and completed by the Participant, indicating the chosen form of payment for benefits payable from each Account under this Plan, as elected by the Participant.

2.14.	Employee. “Employee” shall mean a common law employee who is employed by an Employer.

2.15.
Employer. “Employer” shall mean the Corporation and any of its subsidiaries, unless specifically excluded as an Employer for Plan purposes by written action of an officer of the Corporation. An Employer’s participation shall be subject to all conditions and requirements made by the Corporation, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan as long as it continues as an Employer.

2.16.
Financial Hardship. "Financial Hardship" means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The determination of a "financial hardship" and the ability of the Corporation to accelerate the Participant's distribution of Participant’s Account shall be determined in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.

2.17.
401(k) Plan. "401(k) Plan" means the “KeyCorp 401(k) Savings Plan”, or any other successor defined contribution plan maintained by the Corporation that qualifies under Section 401(a) of the Code and satisfies the requirements of Section 401(k) of the Code.

2.18.
401(k) Restoration Contribution. "401(k) Restoration Contribution" means the Corporation contribution credited to a Participant's Account(s) under Section 4.4, below, as determined by the Plan Administrator in its sole discretion.

2.19.
Interest. "Interest" means the amount credited to or charged against a Participant’s Account(s) on each Determination Date, which shall be based on the Valuation Funds chosen by the Participant as provided in Section 2.25, below and in a manner consistent with Section 4.3, below. Such credits or charges to a Participant’s Account may be either positive or negative to reflect the increase or decrease in value of the Account in accordance with the provisions of this Plan.

2.20.
Participant. "Participant" means any individual who is eligible, pursuant to Section 3.1, below, to participate in this Plan, and who either, has elected to defer Compensation under this Plan in accordance with Article III, below, or who is determined by the Plan Administrator in its sole discretion as being eligible to receive a Discretionary Contribution. Such individual shall remain a Participant in this Plan for the period of deferral, or credit, and until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof.

2.21.	Plan. "Plan" means this KeyCorp Second Deferred Savings Plan as amended from time to time.

2.22.	Plan Administrator. "Plan Administrator" means the Committee or its designee.

2.23.
Specified Employees. “Specified Employees” means a Participant who is determined by the Plan Administrator to be a “specified employee” under the provisions of Treas. Reg. §1.409A-1(i) and other applicable guidance, provided that the Corporation (or a member of the same group of controlled entities as the Corporation) is publicly traded on an established stock exchange.

2.24.
Termination. “Termination”, “terminates employment” or any other similar such phrase means the Participant’s voluntary or involuntary “separation from service” with the Corporation, for any reason, within the meaning of Section 409A of the Code, and Treas. Reg. §1.409A-1(h) and other applicable guidance.

2.25.
Valuation Funds. “Valuation Funds” means those funds or accounts established under the Plan for bookkeeping purposes in which a Participant may elect to have his or her Accounts credited and which mirror the investment funds established under the KeyCorp 40l(k) Savings Plan ("Savings Plan"), as may be modified from time to time, provided, however, that (a) the Savings Plan's Corporation Stock Fund, for Plan purposes, shall be excluded from the definition of Valuation Funds, and (b) the Interest Bearing - 120% AFR Fund shall be added to the definition of Valuation Funds for purposes of this Plan. Participant Accounts invested for bookkeeping purposes in the Valuation Funds shall be credited on a bookkeeping basis with all earnings, gains, and losses experienced by the applicable Investment Fund in the Savings Plan. In addition, the Plan Administrator has the power in its sole discretion to add or delete specific Valuation Funds to this Plan.

2.26.	Vested Service. “Vested Service” shall have the same definition as contained in the 401(k) Plan.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1.	Eligibility and Participation.

a)
Eligibility.    Eligibility to participate in the Plan shall be limited to those select key Employees of an Employer who have been selected and designated by the Corporation from time to time. In lieu of designating individual eligible Employees for Plan participation, the Plan Administrator may establish eligibility criteria (consistent with the requirements of this Plan providing for participation of all Employees who satisfy such criteria.

b)
Participation. An individual's participation in the Plan shall be effective upon the individual first becoming eligible to participate, and the earlier of a contribution under this Plan being made on behalf of the Participant by the Corporation or the completion and submission of a Deferral Commitment, a Distribution Election, and an Allocation Form (as defined in Section 3.2(c) below) to the Plan Administrator at a time and in a form determined by the Plan Administrator.

c)
First-Year Participation. When an individual first becomes eligible to participate in this Plan, and has not previously been eligible to participate in another plan sponsored by the Corporation which is considered to be of a similar type as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A) or

(B), or as otherwise provided by the Code, then, to the extent permitted by the Plan Administrator in the sole discretion, a Deferral Commitment may be submitted to the Plan Administrator within thirty (30) days after of the individual becoming eligible to participate. Such Deferral Commitment will be effective only with regard to Compensation earned and paid with respect to services performed following submission of the Deferral Commitment to the Plan Administrator.

3.2.
Form of Deferral Commitment. A Participant may elect to make a Deferral Commitment at such time and in such form as determined by the Plan Administrator, but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance. The Deferral Commitment shall specify the following:

a)
Timing of Deferral Election. The Participant shall make an election to defer Compensation by filing a Deferral Commitment with the Plan Administrator, and such election shall become irrevocable no later than the last day of the calendar year prior to the Deferral Period, except as provided in Section 3.1(c), above.

b)
Deferral Amounts; Accounts. A Deferral Commitment shall be made with respect to each payment and/or type of Compensation payable by the Corporation to a Participant during the Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Termination or In-Service Accounts. In addition, no amounts shall be deferred into an In-Service Account during a Deferral Period when amounts are scheduled to be paid from such Account and until such time as that entire Account Balance has been completely distributed. Notwithstanding anything to the contrary, for purposes of this Plan only, base salary attributable to the final pay period of any calendar year shall be deemed to be earned in the subsequent calendar year, provided the amounts are in fact paid (or payable) in the subsequent calendar year under the Corporation’s normal compensation practices. The Participant shall set forth the amount to be deferred in the manner provided by the Plan Administrator.

c)
Allocation to Valuation Funds. The Participant shall specify in a separate form (known as the “Allocation Form”) filed with the Plan Administrator, the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation Funds.

d)
Maximum Deferral. The maximum amount of salary that may be deferred shall be seventy-five percent (75%); the maximum amount of bonus or incentive compensation that may be deferred shall be seventy-five percent (75%).

3.3.
Period of Commitment. Any Deferral Commitment made by a Participant with respect to Compensation shall remain in effect for the next succeeding Deferral Period, and shall remain in effect for all future Deferral Periods unless revoked or amended in writing by the Participant and delivered to the Plan Administrator prior to the time determined by the Plan Administrator but in no event later than the date on which the election is required to become irrevocable as set forth in this Article or otherwise required by Section 409A of the Code and applicable guidance. If a Participant becomes ineligible to participate in the Plan for any Deferral Period, and again becomes eligible to participate in the Plan for a later Deferral Period, the Participant shall be required to make a new Deferral Commitment as set forth in Section 3.2.

3.4.
Irrevocability of Deferral Commitment. Except as provided in Sections 3.3, above, a Participant’s Deferral Commitment shall become irrevocable with respect to a Deferral Period as of the last day on which an election may be made under the terms of this Plan for such Deferral Period (or by such earlier date as designated by the Plan Administrator).

3.5.
Change in Status. If the Plan Administrator determines that a Participant's employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant's employment with the Corporation, the Participant's existing Deferral

Commitment shall terminate at the end of the Deferral Period, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Plan Administrator, unless the Participant later satisfies the requirements of Section 3.1.

3.6.
Defaults in Event of Incomplete or Inaccurate Deferral Documentation. In the event that a Participant submits a Deferral Commitment, Allocation Form or Distribution Election to the Plan Administrator that contains information necessary to the efficient operation of this Plan which, in the sole discretion of the Plan Administrator, is missing, incomplete or inaccurate, the Plan Administrator shall be authorized to interpret such form as it determines in its sole discretion in order to fulfil the Participant’s wishes and to operate the Plan in compliance with Section 409A of the Code. The Committee and/or Plan Administrator will be entitled to develop certain guidelines to follow when making such interpretations and to apply such guidelines in a consistent manner.

ARTICLE IV - DEFERRED COMPENSATION ACCOUNT

4.1.
Accounts. The Compensation deferred by a Participant under the Plan, any 401(k) Restoration or Discretionary Contributions and Interest shall be credited to the Participant's Account(s) as selected by the Participant, or as otherwise provided in this Article. Separate accounts may be maintained on the books of the Corporation to reflect the different Accounts chosen by the Participant, and the Participant shall designate the portion of each deferral that will be credited to each Account as set forth in Section 3.2(b), above. These Accounts shall be used solely to calculate the amount payable to each Participant under this Plan and shall not constitute a separate fund of assets.

4.2.
Timing of Credits; Withholding. A Participant's deferred Compensation shall be credited to each Account designated by the Participant as soon as practical after the date the Compensation deferred would have otherwise been payable to the Participant. Any 401(k) Restoration and Discretionary Contributions shall be credited to the appropriate Account(s) as provided by the Plan Administrator. Any withholding of taxes or other amounts with respect to deferred Compensation or other amounts credited under this Plan that is required by local, state or federal law shall be withheld from the Participant's corresponding non-deferred portion of the Compensation to the maximum extent possible, and any remaining amount shall reduce the amount credited to the Participant's Account in a manner specified by the Plan Administrator.

4.3.
Valuation Funds. A Participant shall designate, at a time and in a manner acceptable to the Plan Administrator, one or more Valuation Funds for each Account for the sole purpose of determining the amount of Interest to be credited or debited to such Account. Such election shall designate the portion of each deferral of Compensation made into each Account that shall be allocated among the available Valuation Fund(s), and such election shall apply to each succeeding deferral of Compensation until such time as the Participant shall file a new election with the Plan Administrator. Upon notice to the Plan Administrator, Participants shall also be permitted to reallocate the balance in each Valuation Fund among the other available Valuation Funds as determined by the Plan Administrator. The manner in which such elections shall be made and the frequency with which such elections may be changed and the manner in which such elections shall become effective shall be determined in accordance with the procedures to be adopted by the Plan Administrator or its delegates from time to time. As of the Effective Date, such elections may be made on a daily basis electronically, and such elections shall become effective on the date made or the next available Determination Date.

4.4.
401(k) Restoration Contributions. In the sole discretion of the Corporation, a 401(k) Restoration Contribution may be made to the Account of any Participant designated by the Plan Administrator. Unless otherwise provided, the 401(k) Restoration Contribution shall be equal to (a) multiplied by (b) where:

a)	Equals the maximum matching contribution percentage applicable for the 401(k) Plan for the prior calendar year; and,

b)
Equals the lesser of: (1) the amount of Compensation deferred in the prior calendar year under this Plan, and (2) the difference between the Section 401(a)(17) limit applicable for the prior calendar year and the Participant’s eligible compensation for that prior calendar year as determined under the terms of the 401(k) Plan.

The 401(k) Restoration Contribution shall be credited to the Participant’s Termination #1 Account as soon as practical after the end of the Deferral Period, but in no event later than 90 days after the close of such year.

4.5.
Discretionary Contributions. In its sole discretion, the Corporation may make Discretionary Contributions to a Participant's Account. Discretionary Contributions shall be credited at such times and in such amounts as approved by the Committee in its sole discretion. Notwithstanding otherwise, if the Committee determines that the granting of a Discretionary Contribution requires additional approvals (as example, by the Compensation Committee or the Board, or other person or entity determined by the Committee), then such Discretionary Contribution shall not be granted until such approval is obtained. Unless specified otherwise, such Discretionary Contribution shall be allocated to the Termination #1 Account.

4.6.	Determination of Accounts. Each Participant's Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date, adjusted as follows:

a)
New Deferrals. Each Account shall be increased by any deferred Compensation credited since such prior Determination Date in the proportion chosen by the Participant, except that no amount of new deferrals shall be credited to an Account at the same time that a distribution is to be made from that Account.

b)
Company Contributions. Each Account shall be increased by any Discretionary and/or 401(k) Restoration Contributions credited since such prior Determination as set forth above in sections 4.4, and 4.5 or as otherwise directed by the Plan Administrator.

c)
Distributions. Each Account shall be reduced by the amount of each benefit payment made from that Account since the prior Determination Date. Distributions shall be deemed to have been made proportionally from each of the Valuation Funds maintained within such Account based on the proportion that such Valuation Fund bears to the sum of all Valuation Funds maintained within such Account for that Participant as of the Determination Date immediately preceding the date of payment.

d)
Interest. Each Account shall be increased or decreased by the Interest credited to such Account since such Determination Date as though the balance of that Account as of the beginning of the current month had been invested in the applicable Valuation Funds chosen by the Participant.

4.7.	Vesting of Accounts. Each Participant shall be vested in the amounts credited to such Participant's Account and Interest thereon as follows:

a)	Amounts Deferred. A Participant shall be one hundred percent (100%) vested at all times in the amount of Compensation elected to be deferred under this Plan, including any Interest thereon.

b)
401(k) Restoration Contributions. A Participant shall be one hundred percent (100%) vested at all times in the amount of 401(k) Restoration Contributions credited under this Plan, including any Interest thereon.

c)
Discretionary Contributions. Unless otherwise determined by the Committee, a Participant's Discretionary Contributions and Interest thereon shall become vested upon Participant’s completion of three (3) years of Vested Service.

4.8.
Statement of Accounts.    To the extent that the Corporation does not arrange for Account balances to be accessible online by the Participant, the Plan Administrator shall provide to each Participant a statement showing the balances in the Participant's Account no less frequently than annually.

ARTICLE V - PLAN BENEFITS

5.1.	Termination Account. The vested portion of a Participant’s Termination Account shall be distributed to the Participant upon the termination of employment with the Corporation.

a)
Timing of Payment. Subject to Section 5.5, benefits payable from the Termination Account shall be made on or about the July 1 of the calendar year immediately following the date of the Participant’s termination.

b)
Form of Payment. The form of benefit payment shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the Termination Account, and as permitted pursuant to Section 5.6 below. If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

5.2.	In-Service Account. The vested portion of a Participant's In-Service Account shall generally be distributed to the Participant upon the date specified by the Participant.

a)
Timing of Payment. Subject to Section 5.5, benefits payable from the In-Service Account shall commence on or about July 1 of the year specified in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account. In no event shall the date selected be earlier than the first day of the fourth calendar year following the initial filing of the Deferral Commitment with respect to that In-Service Account. In the event that the Participant terminates employment with the Corporation prior to the date so specified, the benefits under this section shall be made on or about the July 1 of the calendar year immediately following the date of the Participant’s termination. By way of example: if a Participant maintains an In-Service Account with a distribution date of 2024 and terminates service (as defined herein) with the Corporation on January 1, 2021, a payment will be made on or about July 1, 2022, in the form provided in Section 5.2(b) (i.e. lump sum).

b)
Form of Payment. The form of benefit payment from each In-Service Account shall be that form selected by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account pursuant to Section 5.6, below, except that if the Participant terminates employment with the Corporation prior to the date so specified, then the In-Service Account shall be paid in a lump sum at the time provided in Section 5.2(a). If the Form of Payment selected provides for subsequent payments, subsequent payments shall be made on or about the anniversary of the initial payment.

c)
Change of Time and/or Form of Payment. The Participant may subsequently amend the form of payment or the intended date of payment to a date later than that date of payment in force immediately prior to the filing of such request, by filing such amendment with the Plan Administrator no later than twelve (12) months prior to the current date of payment. The Participant may file this amendment, provided that each amendment must provide for a payout as otherwise permitted under this paragraph at a date no earlier than five (5) years after the date of payment in force immediately prior to the filing of such request, and the amendment may not take effect for twelve (12) months after the request is made. For purposes of this Article, a payment of amounts under this Plan, including the payment of annual installments over a number of years, shall be treated as a single payment, as provided in Treas. Reg. §1-409A-2(b)(2)(iii).

5.3.
Distribution Upon Death. Upon the death of a Participant prior to the commencement of benefits under this Plan from any particular Account, the Corporation shall pay to the Participant's Beneficiary an amount equal to the vested Account balance in that Account in the form of a lump sum payment as soon as practical. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from that Account(s) shall be paid to the Participant’s designated Beneficiary from that Account at the same time and in the same manner as if the Participant had survived.

5.4.
Hardship Distributions. Upon a finding that a Participant has suffered a Financial Hardship, the Plan Administrator may, in its sole discretion, terminate the existing Deferral Commitment, and/or make distributions from any or all of the Participant’s Accounts. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through the reimbursement or compensation by insurance, or otherwise or by liquidation of the Participant’s assets (to the extent that liquidation of such assets would not itself cause severe financial hardship). The amount of such distribution will not exceed the Participant's vested Account balances. If payment is made due to Financial Hardship, the Participant's deferrals under this Plan shall cease and the Participant will be ineligible to participate in the Plan for the period of the Financial Hardship and for twelve (12) months thereafter. If the Participant is again eligible to participate, any resumption of the Participant's deferrals under the Plan after such twelve (12) month period shall be made only at the election of the Participant in accordance with Article III herein.

5.5.
Payment to Specified Employees. Notwithstanding anything else to the contrary, payments of benefits from the Termination Account, and benefits payable from an In-Service Account caused by the termination of employment (other than by reason of death) of a Participant who is determined to meet the definition of Specified Employee at the time of termination shall be payable as otherwise provided, except that the initial payment shall be made as soon as practical following the first date that is no earlier than the six (6) months following the termination of employment with the Corporation.

5.6.
Form of Payment. Unless otherwise specified in this Article, the benefits payable from any Account under this Plan shall be paid in the form of benefit as provided below, and specified by the Participant in the Distribution Election applicable to that Account at the time of the initial deferral or credit to that Account. The permitted forms of benefit payments are:

a)	A lump sum amount which is equal to the vested Account balance; and

b)
Annual installments for a period of up to fifteen (15) years (or in the event of payment of the In-Service Account, a maximum of five (5) years) where the annual payment shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payment initially chosen and is reduced by one (1) in each succeeding year. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

5.7.
Small Account. If the Participant's vested, unpaid Termination Account balance as of the time the payments are to commence from the Termination Account is less than $50,000, the remaining unpaid, vested Termination Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary; and, if the Participant's vested, unpaid In-Service Account balance as of the time the payments are to commence from such In-Service Account is less than $25,000, the remaining unpaid, vested In-Service Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary. Application of this provision shall be made separately with respect to each Account and only to the extent permitted by Section 409A of the Code.

5.8.
Withholding. The Employer may withhold or cause to be withheld from any amounts payable under the Plan, or to the extent permitted pursuant to Section 409A of the Code from any amounts deferred under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld.

Further, the Employer shall have the right to (a) require a Participant to pay or provide for payment of the amount of any taxes that Employer may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan, or (b) deduct from any amount of compensation otherwise payable in cash to the Participant the amount of any taxes that the Employer may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan..

5.9.
Payment to Guardian. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of the property, the Plan Administrator may direct payment to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Plan Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Plan Administrator and the Corporation from all liability with respect to such benefit.

5.10.
Effect of Payment. The full payment of the applicable benefit under this Article V shall completely discharge all obligations on the part of the Corporation to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and the Participant’s (and Participant’s Beneficiary’s) rights under this Plan shall terminate.

ARTICLE VI - BENEFICIARY DESIGNATION

6.1.
Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant's death prior to complete distribution of the Participant's vested Account balance. Each Beneficiary designation shall be in a written form prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant's lifetime.

6.2.
Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Plan Administrator.

6.3.
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant's surviving spouse;

b)
The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves surviving issue, then such issue shall take by right of representation the share the deceased child would have taken if living; or,

c)	The Participant's estate.

6.4.	Effect of Payment. Payment to the Beneficiary shall completely discharge the Corporation's obligations under this Plan.

ARTICLE VII - ADMINISTRATION

7.1.
Committee; Duties. The Plan Administrator shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Plan Administrator shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Plan Administrator shall deem necessary or advisable in the administration of the Plan. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants, as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The Plan Year, for purposes of Plan administration, shall be the calendar year.

7.2.
Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Plan Administrator shall not take any action that would be inconsistent with such intent. Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. Neither the Corporation, the Board, any director, officer, employee and advisor, nor the Committee (nor its designee(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3.
Agents. The Committee and/or Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Corporation.

7.4.
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.5.
Absence of Liability. No member of the Board, the Plan Administrator or their respective delegates, or any officer of the Corporation or a subsidiary or officer of a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct, for anything done or omitted to be done.

ARTICLE VIII - CLAIMS PROCEDURE

8.1.
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as "Claimant"), or requesting information under the Plan shall present the request in writing to the Plan Administrator, which shall respond in writing as soon as practical, but in no event later than ninety (90) days after receiving the initial claim.

8.2.	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)
A description of any additional material or information required and an explanation of why it is necessary, in which event the time frames listed in section 8.1 shall be one hundred and eighty (180) and seventy-five (75) days from the date of the initial claim respectively; and

c)	An explanation of the Plan's claim review procedure.

8.3.
Review of Claim. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Plan Administrator. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Plan Administrator of Claimant's claim or request. The claim or request shall be reviewed by the Plan Administrator which may, but shall not be required to, grant the Claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.     If the Claimant fails to file written notice with the Plan Administrator at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any.

8.4.
Final Decision. The decision on review shall normally be made within sixty (60) days after the Plan Administrator's receipt of claimant's claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

8.5.
Limitation of Action. If the Plan Administrator makes a final written determination denying a Participant’s or Beneficiary’s claim, the Participant or Beneficiary must file an action with respect to the denied claim within 180 days following the date of the Plan Administrator’s final determination.

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1.
Amendment. The Corporation may at any time amend the Plan by a written action of an officer of KeyCorp; provided, however, that a material change to the Plan must be approved by the Committee. Notice of an amendment shall be given to all Participants and to Beneficiary(ies) receiving installment payments. No amendment shall reduce the amount vested or accrued in any Account as of the date the amendment is adopted nor shall any amendment or termination result in an acceleration of distributions under the Plan in violation of Section 409A of the Code. In addition, any amendment which adds a distribution event to the Plan shall not be effective with respect to Accounts already established as of the time of such amendment, except to the extent permitted by Section 409A of the Code.

9.2.
Corporation's Right to Terminate. The Corporation may, in its sole discretion, terminate the entire Plan, or terminate a portion of the Plan that is identified as an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as a nonelective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(B), and require distribution of all benefits due under the Plan or portion thereof, as may be provided under Section 409A, or Treas. Reg. §1.409A-3(j)(4)(ix) or as may otherwise be permitted under the Code or appropriate regulations.

9.3.
Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, no amendment or modification of the Plan may be made at any time on or after such Change of Control (1) to reduce or modify a Participant's Account balances immediately prior to the Change of Control, (2) to reduce or modify the choice of Valuation Funds or method of crediting such earnings to a Participant's Account balances immediately prior to the Change of Control, or (3) to reduce or modify the Participant's Deferrals and/or 401(k) Restoration Contributions and Discretionary Contributions to be credited to a Participant's Plan Account for the applicable Deferral

Period.
ARTICLE X - MISCELLANEOUS

10.1.
Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2.
Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants and Participants’ Beneficiary(ies) shall be unsecured general creditors, with no secured or preferential rights to any assets of the Corporation or any other party for payment of benefits under this Plan. Any property held by the Corporation for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Corporation's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3.	Expenses. The expenses of administration of the Plan shall be paid by the Corporation.

10.4.
Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.

10.5.
Trust Fund. The Corporation shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Corporation may establish one (1) or more trusts, with such trustees as the Corporation may approve, for the purpose of assisting in the payment of such benefits. The assets of any such trust shall be held for payment of the Corporation's general creditors in the event of bankruptcy or insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Corporation shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Corporation.

10.6.
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgements, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.7.
Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Corporation and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline or discharge a Participant at any time.

10.8.
Protective Provisions. A Participant will cooperate with the Corporation by furnishing any and all information requested by the Corporation, in order to facilitate the payment of benefits hereunder, and taking such other action as may be requested by the Corporation.

10.9.	Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Ohio, except as preempted by federal law.

10.10.
Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.11.
Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee and/or Plan Administrator shall be directed to the Corporation's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in the Corporation's records.

10.12.
Successors. The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.

KeyCorp

BY: /s/ Craig T. Beazer

DATED: